Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE ELECTS CONNIE DUCKWORTH

TO ITS BOARD OF DIRECTORS

Chicago, October 21, 2004 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that it has elected Connie K. Duckworth to its board of directors.  Her election increases the membership of Smurfit-Stone’s board to ten.

Duckworth, 49, is a retired partner and managing director of Goldman, Sachs & Co.  During her 20 years with the firm, she served as co-head of the Municipal Bond Department from 1997-1999 and co-head of the firm’s Chicago office from 1995-1997, and she was the first female sales and trading partner in the firm’s history.  She is currently a founding partner of 8Wings Enterprises, a Boston firm that advises and provides early-stage investment to women-led companies.  She is also a founding partner of Circle Financial Group, a New York investment firm.

Duckworth has been active in promoting economic opportunity for women in the US and overseas and has received numerous awards.  She is a member of the US-Afghan Women’s Council, a public-private partnership established by the presidents of the US and Afghanistan.  She is immediate past chair of the Committee of 200, an organization of leading women entrepreneurs and executives, and this year was named one of 21 Women Leaders for the 21st Century by Women’s eNews.

Duckworth is a member of the board of Northwestern Mutual, the board of overseers of the Wharton School of the University of Pennsylvania, and the Board of Evanston Northwestern Healthcare Foundation.

She holds an MBA from the Wharton School of the University of Pennsylvania and a BA from the University of Texas.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the US, Canada and Mexico, and employs approximately 35,000 people.